Exhibit 10.1
SHARE TRANSFER AGREEMENT

This Agreement dated the 7th day of March, 2008

BETWEEN:
Adam R. Cegielski

(hereinafter referred to as the “Transferor”)

AND:
Gregory Leigh Lyons

(hereinafter referred to as the “Transferee)

THIS AGREEMENT WITNESSETH THAT in consideration of the purchase price of Four Thousand Dollars ($4,000) in US funds and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in reliance on the agreements, representations and warranties of the Transferor, the Transferee hereby agrees to purchase Forty Million (40,000,000) shares (the “Shares”) of Goldmountain Exploration Corporation (the “Company”) from the Transferor free and clear of all liens, charges and encumbrances.

The Transferee represents and warrants to the Transferor that:

(1)         the Transferee is acquiring the Shares for his own account for investment purposes; and

(2)
the Transferee possesses the financial and business experience to make an informed decision to acquire the Shares, and has had access to all information relating to the Company and its business operations which would be necessary to make an informed decision to purchase the Shares.

The Transferor represents and warrants to the Transferee that:

(1)	the Transferor is not an affiliate of the Corporation and did not acquire the Shares from an affiliate of the Corporation; and

(2)	the Transferor is the beneficial owner of the Shares and has the right to dispose of them in the manner contemplated by this agreement.

This Agreement may be executed in one or more counter-parts, each which so executed, whether in original or facsimile form, shall constitute one and the same agreement and be considered an original.

IN WITNESS WHEREOF, the parties have executed the Agreement effective as of the date of this Agreement.

Adam R. Cegielski	Gregory Leigh Lyons
/s/ Adam R. Cegielski	/s/ Gregory Leigh Lyons